ARDIAN ACCESS LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated and effective as of April 1, 2025

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II ORGANIZATION; ADMISSION OF MEMBERS; BOARD		4

2.1.	Formation of Limited Liability Company	4

2.2.	Name	5

2.3.	Principal and Registered Office	5

2.4.	Duration	5

2.5.	Business of the Fund	5

2.6.	The Board	6

2.7.	Members	6

2.8.	Organizational Member	7

2.9.	Both Directors, the Adviser and Members	7

2.10.	Limited Liability	7

ARTICLE III MANAGEMENT		7

3.1.	Management and Control	7

3.2.	Actions by the Board	8

3.3.	Meetings of Members	9

3.4.	Other Activities of Members, Directors and the Adviser	10

3.5.	Duty of Care	11

3.6.	Indemnification	11

3.7.	Fees, Expenses and Reimbursement	13

3.8.	Liabilities and Duties	17

ARTICLE IV TERMINATION OF STATUS OR REMOVAL OF ADVISER; TRANSFERS AND REPURCHASES		17

4.1.	Termination of Status of the Adviser	17

4.2.	Transfer of Units	18

4.3.	Repurchase of Units	19

ARTICLE V UNITS		21

5.1.	Units	21

ARTICLE VI DISSOLUTION AND LIQUIDATION		24

6.1.	Dissolution	24

6.2.	Liquidation of Assets	24

ARTICLE VII ACCOUNTING, VALUATIONS AND WITHHOLDING		25

7.1.	Accounting and Reports	25

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7.2.	Valuation of Assets	25

7.3.	Withholding	26

ARTICLE VIII MISCELLANEOUS PROVISIONS		27

8.1.	Amendment of Limited Liability Company Agreement	27

8.2.	Special Power of Attorney	28

8.3.	Notices	29

8.4.	Agreement Binding Upon Successors and Assigns	29

8.5.	Applicability of 1940 Act and Form N-2	29

8.6.	Choice of Law; Derivative and Direct Claims	30

8.7.	Not for Benefit of Creditors	31

8.8.	Consents	32

8.9.	Merger and Consolidation	32

8.10.	Pronouns	32

8.11.	Confidentiality	32

8.12.	Certification of Tax Status	33

8.13.	Severability	33

8.14.	Filing of Returns	33

8.15.	Tax Election	33

8.16.	Entire Agreement	34

8.17.	Discretion	34

8.18.	Counterparts	34

8.19.	Effectiveness	34

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ARDIAN ACCESS LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of ARDIAN ACCESS LLC (the “Fund”) is dated and effective as of April 1, 2025 by and among Ardian US LLC, as the Organizational Member and Adviser, the Directors identified on Schedule I hereto, and each person hereinafter admitted to the Fund in accordance with this Agreement and reflected on the books of the Fund as a Member.

W I T N E S S E T H:

WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to the Certificate dated as of September 26, 2024, and filed with the Secretary of State of the State of Delaware on September 27, 2024;

WHEREAS, prior to the adoption of this Agreement, the Fund was governed by the limited liability company agreement of the Fund, dated September 26, 2024 (the “Original Agreement”); and

WHEREAS, the parties wish to amend and restate the Original Agreement pursuant to the terms of this Agreement;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

1940 Act means the Investment Company Act of 1940 and the rules, regulations, and orders thereunder, as amended from time to time, or any successor law.

Adviser means Ardian US LLC in its capacity as investment adviser under the Investment Management Agreement, or any successor investment adviser to the Fund.

Affiliate means affiliated person as such term is defined in the 1940 Act.

Agreement means this Amended and Restated Limited Liability Company Agreement of the Fund, as amended and/or restated from time to time.

Board means the Board of Directors of the Fund established pursuant to Section 2.6 hereof.

By-Laws means the By-Laws of the Fund, as amended and/or restated from time to time. The By-Laws in effect on the date hereof are attached hereto as Exhibit A.

Certificate means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

Class means any division of Units, which is or has been established in accordance with the provisions of Section 5.1 hereof.

Closing Date means the first date on or as of which a Member other than the Organizational Member is admitted to the Fund.

Code means the United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.

Co-Investment Vehicle means a special purpose vehicle through which the Fund may indirectly acquire interests in underlying companies in co-investment transactions.

Delaware Act means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

Director means each natural person listed on Schedule I hereto who serves on the Board and any other natural person who, from time to time, pursuant hereto shall serve on the Board. Each Director shall constitute a “manager” of the Fund within the meaning of the Delaware Act, with such powers and authority as set forth in this Agreement.

Electronic Transmission means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by the recipient thereof and that may be directly reproduced in paper form by such recipient through an automated process.

Fiscal Period means the period commencing on the Closing Date, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

(1) the last day of a Fiscal Year;

(2) the last day of a taxable year (if that day is not the last day of a Fiscal Year);

(3) the day preceding any day as of which the Fund issues Units;

(4) the day preceding any day as of which the Fund admits a substituted Member to whom a Unit has been Transferred (unless there is no change of beneficial ownership); or

(5) any day on which the Fund makes any distribution to, or repurchase any Units of, any Member.

Fiscal Year means the period commencing on the Closing Date and ending on the first March 31st following the Closing Date, and thereafter each period commencing on April 1 of each year and ending on March 31 of the succeeding year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Board shall designate another fiscal year for the Fund that is a permissible fiscal year under the Code.

Form N-2 means the Fund’s Registration Statement on Form N-2, as amended from time to time, filed with the Securities and Exchange Commission.

Fund means Ardian Access LLC, a Delaware limited liability company.

Independent Directors means those Directors who are not “interested persons” of the Fund as such term is defined in the 1940 Act.

Insurance means any insurance policy, the benefits of which are payable to the Fund.

Investment Management Agreement means an investment advisory agreement entered into between the Adviser and the Fund, or an investment advisory agreement entered into between any successor investment adviser to the Fund and the Fund, as from time to time in effect.

Underlying Funds means unregistered pooled investment vehicles and registered investment companies that are advised by an Underlying Fund Manager.

Underlying Fund Managers means portfolio fund, co-investment vehicle or special purpose vehicle managers among which the Fund deploys some or all of its assets.

Member means the Organizational Member, as the initial member of the Fund, and includes any Person who is admitted to the Fund in accordance with this Agreement as a member of the Fund until the Fund repurchases all of the Units of such Person pursuant to Section 4.3 hereof or such Person otherwise ceases to be a member of the Fund in accordance with this Agreement, including Section 2.8 with respect to the Organizational Member, or a substitute Member who is admitted to the Fund pursuant to Section 4.2 hereof, in such Person’s capacity as a member of the Fund.

Organizational Member means the Person executing this Agreement in such capacity.

Person means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization or any other “person” as defined in Section 18-101(14) of the Delaware Act.

Securities means securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and other financial instruments of U.S. and non-U.S. entities, including, without limitation, capital stock, shares of beneficial interests, partnership interests and similar financial instruments, as well as any contracts for forward or future delivery of any security, debt obligation, currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies or commodities, and any options thereon.

Taxable Year means the period originally commencing on the Closing Date and ending on the first September 30 following the Closing Date, and thereafter each period commencing on October 1 of each year and ending on September 30 of the succeeding year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Board shall designate another fiscal year for the Fund that is a permissible taxable year under the Code.

Transfer means the assignment, transfer, sale or other disposition of all or any portion of a Unit, including any right to receive any distributions attributable to a Unit.

Units means the equal proportionate shares into which the limited liability company interests of all Members in the Fund are divided from time to time, each of which represents a limited liability company interest in the Fund that is equal in all respects to all other Units and as to which the holder hereof has such appurtenant rights and obligations as are set forth in this Agreement, and includes fractions of Units as well as whole Units or, if more than one Class is authorized by the Board and outstanding, the equal proportionate shares into which each Class of Units shall be divided from time to time, each of which represents a limited liability company interest in the Fund that is equal in all respects to all other Units of the same Class and as to which the holder thereof has such appurtenant rights and obligations as are set forth in this Agreement, and includes fractions of Units as well as whole Units.

ARTICLE II

ORGANIZATION; ADMISSION OF MEMBERS; BOARD

2.1. Formation of Limited Liability Company.

(a) The filing of the Certificate by Michael Ferragamo, as an authorized person of the Fund within the meaning of the Delaware Act, is hereby ratified and confirmed, and the Organizational Member and any Person or Persons designated by the Board hereby are designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver, and file all certificates (and any amendments and/or restatements thereof, including any amendments and/or restatements of the Certificate) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware. The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents, and certificates which, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware, or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Fund. The Organizational Member or any officer of the Fund is also authorized to obtain on behalf of the Fund an Employer Identification Number from the Internal Revenue Service, EDGAR access codes from the Securities and Exchange Commission, and a CUSIP identifier from CUSIP Global Services. The Organizational Member was admitted to the Fund as a member of the Fund effective as of the time of the filing of the Certificate and hereby continues as a member of the Fund upon its execution of a counterpart signature page to this Agreement.

(b) From time to time, the Board may adopt, amend and repeal By-Laws not inconsistent with this Agreement providing for the conduct of the affairs of the Fund and the Board and such other matters set forth therein. The By-Laws in effect on the date hereof are attached as Exhibit A to this Agreement. For all purposes of the Delaware Act, this Agreement and the By-Laws together constitute the “limited liability company agreement” of the Fund within the meaning of the Delaware Act. The By-Laws are incorporated by reference into this Agreement. To the extent that any of the terms or provisions of the By-Laws conflict with any of the terms or provisions of this Agreement, the terms or provisions of this Agreement shall control.

2.2. Name.

The name of the Fund shall be “Ardian Access LLC” or such other name as the Board hereafter may adopt upon causing an appropriate amendment to this Agreement to be adopted and to the Certificate to be filed in accordance with the Delaware Act. The Fund’s business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.

2.3. Principal and Registered Office.

The Fund shall have its principal office, c/o Ardian US LLC, at 1370 Avenue of the Americas, New York, NY 10019, or at such other place designated from time to time by the Board.

The Fund shall have its registered office in the State of Delaware at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, Delaware 19801, and shall have The Corporation Trust Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Board in accordance with the Delaware Act.

2.4. Duration.

The term of the Fund commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

2.5. Business of the Fund.

(a) The business of the Fund is, directly or indirectly through one or more wholly-owned subsidiaries, to purchase, sell (including short sales), invest and trade in Securities, invest in Underlying Funds and Co-Investment Vehicles and engage in any financial or derivative transactions relating to any of the foregoing or otherwise to engage in such other activities and to exercise such rights and powers as are permitted to be exercised by limited liability companies under the Delaware Act.

(b) The Fund shall operate as a closed-end, management investment company in accordance with the 1940 Act.

2.6. The Board.

(a) The Organizational Member hereby designates those Persons listed on Schedule I, who shall agree to be bound by the terms of this Agreement pertaining to the obligations of Directors, to serve as Directors on the initial Board. From time to time, the Board may fix the number of Directors or fill vacancies in the Directors, including vacancies arising from an increase in the number of Directors, or remove Directors with or without cause. Each Director shall serve during the continued lifetime of the Fund until he or she dies, resigns or is removed, or, if sooner, until the next meeting of Members called for the purpose of electing Directors and until the election and qualification of his or her successor. At any meeting called for the purpose, a Director may be removed by vote of the holders of two-thirds of the outstanding Units. Any Director may resign at any time by written instrument signed by him or her and delivered to any officer of the Fund or to a meeting of the Board. Such resignation shall be effective upon receipt unless specified to be effective at some other time. Except to the extent expressly provided in a written agreement with the Fund or otherwise authorized by the Board, no Director resigning and no Director removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal. The Members may elect Directors at any meeting of Members called by the Board for that purpose and to the extent required by applicable law, including paragraphs (a) and (b) of Section 16 of the 1940 Act. The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund.

(b) If no Director remains, the Adviser shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing one or more Directors. If the Members, voting pursuant to the provisions of Section 3.3, shall determine at such meeting not to continue the business of the Fund or if one or more Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

2.7. Members.

The Board may admit one or more Members to the Fund as members of the Fund as of the first business day of each calendar month or at such other times as the Board may determine without the consent of any other Person. Members may be admitted to the Fund subject to the condition that each such Member shall execute an appropriate signature page of this Agreement or an instrument pursuant to which such Member agrees to be bound by all the terms and provisions hereof. The Board, the Adviser, or any other Person to whom the Board has delegated such authority from time to time, in their absolute discretion, may reject applications for the purchase of Units in the Fund. In connection with the admission of any Person as a Member, the books and records of the Fund shall be revised by an officer or any Person designated by the Board to reflect the name and the purchase of Units of such additional Member.

2.8. Organizational Member.

The initial capital contribution to the Fund by the Organizational Member was represented by a Unit. Upon the admission to the Fund of an additional Member pursuant to Section 2.7, the Organizational Member shall be entitled to the return of all of its capital contribution, if any, without interest or deduction, and shall resign from the Fund. Following such resignation and the return of the Organizational Member’s capital contribution, if any, the Organizational Member shall thereupon cease to have or exercise any right or power as a member of the Fund.

2.9. Both Directors, the Adviser, Officers and Members.

A Person may at the same time be a Director, an officer and a Member or the Adviser and a Member, in which event such Person’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act.

2.10. Limited Liability.

Except as otherwise provided under the Delaware Act, the Members, officers, Directors, and except to the extent provided in Section 3.6 hereof and in the Investment Management Agreement, the Adviser, shall not be liable personally for the Fund’s debts, obligations or liabilities, whether arising in contract, tort or otherwise, solely by reason of being a member, officer or manager of the Fund or the Adviser except that a Member may be obligated to repay any funds wrongfully distributed to such Member.

ARTICLE III

MANAGEMENT

3.1. Management and Control.

(a) The management and control of the business of the Fund shall be vested in the Board, which shall have the right, power, and authority, on behalf of the Fund and in its name, to exercise all rights, powers, and authority of “managers” under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder. Notwithstanding the last sentence of Section 18-402 of the Delaware Act, no Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director’s authority as delegated by the Board. Except to the extent otherwise expressly provided in this Agreement, (i) each Director shall be vested with the same powers, authority, and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation; and (ii) each Independent Director shall be vested with the same powers, authority, and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined in the 1940 Act. During any period in which the Fund shall have no Directors, the Adviser shall continue to serve as investment adviser to the Fund, and the Adviser shall have the authority to manage the business and affairs of the Fund, but only until such time as one or more Directors are elected by the Members or the Fund is dissolved in accordance with Section 6.1 hereof.

(b) The Board shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Fund under any provisions of the Code or any other revenue laws.

(c) Members, in their capacity as such, shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power, or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under applicable federal securities laws or, subject to the terms of this Agreement, as otherwise required by any non-waivable provision (if any) of the Delaware Act.

(d) The Board may delegate to any Person any rights, power, and authority vested by this Agreement in the Board, including the power to so delegate under this Section 3.1(d), to the extent permissible under applicable law.

3.2. Actions by the Board.

(a) Unless provided otherwise in this Agreement or a higher or additional standard (e.g. approval by a majority of the Independent Directors) is required by the 1940 Act, any act to be taken by the Board may be taken: (i) by the affirmative vote of a majority of the Directors present at a meeting duly called at which a quorum of the Directors shall be present (in person or by telephone); or (ii) by consent, given in writing or by Electronic Transmission, of a majority of the Directors without a meeting.

(b) The Board may designate from time to time a Chairperson who shall preside at all meetings. Meetings of the Board may be called by the Chairperson or any two Directors, and may be held on such date and at such time and place as the Board shall determine. Each Director shall be entitled to receive written notice of the date, time, and place of such meeting at least 24 hours in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a waiver of notice, given in writing or by Electronic Transmission, with respect to the meeting. Directors may attend and participate in any meeting by conference telephone or other communications equipment which permits all Directors participating in the meeting to hear each other. A majority of the Directors then in office shall constitute a quorum at any meeting.

(c) The Board may designate from time to time agents of the Fund who shall have the same powers and duties to act on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Delaware corporation or such powers as are otherwise delegated to them by the Board, and designate them as officers of the Fund. The Persons listed on Schedule I are hereby designated as the initial officers of the Fund. Additional or successor officers of the Fund shall be chosen by the Board and shall consist of at least a President and a Secretary.

3.3. Meetings of Members.

(a) Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Except as otherwise provided in Section 2.6(b) hereof, meetings of the Members may be called by the Board or by Members holding one-third of the total number of votes eligible to be cast by all Members, and may be held at such time, date, and place as the Board or, to the extent applicable, the Adviser, shall determine. The Board shall arrange to provide written notice of the meeting, stating the date, time, and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting at least seven days prior to such meeting. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding one-third of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. Any meeting of Members may, by action of a Director or the President of the Fund, be adjourned from time to time with respect to one or more matters to be considered at such meeting, whether or not a quorum is present with respect to such matter, and any adjourned session or sessions may be held, any time after the date set for the original meeting, without the necessity of further notice; upon motion of a Director or the President of the Fund, the question of adjournment may be (but is not required by this Agreement to be) submitted to a vote of the Members, and in that case, any adjournment with respect to one or more matters must be approved by the vote of a majority of the votes cast in person or by proxy at the meeting with respect to the matter or matters adjourned, whether or not a quorum is present with respect to such matter or matters, and, if approved, such adjournment shall take place without the necessity of further notice. Unless a proxy is otherwise limited in this regard, any Units present and entitled to vote at a meeting may, at the discretion of the proxies named therein, be voted in favor of such an adjournment. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors, and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

(b) On each matter submitted to a vote of Members, unless the Board determines otherwise, all Units of all Classes shall vote as a single class; provided, however, that: (i) as to any matter with respect to which the Board determines that a separate vote of any Class is required by the 1940 Act or other applicable law or is required by attributes applicable to any Class, such requirements as to a separate vote by that Class shall apply; (ii) unless the Board determines that this clause (ii) shall not apply in a particular case, to the extent that a matter referred to in clause (i) above affects more than one Class and the interests of each such Class in the matter are identical, then the Units of all such affected Classes shall vote as a single class; and (iii) as to any matter which does not affect the interests of a particular Class, only the holders of Units of the one or more affected Classes shall be entitled to vote as determined by the Board in its sole discretion.

(c) Subject to Section 3.3(b) above, each Member as of the record date for a meeting of Members shall be entitled to cast at such meeting one vote with respect to each Unit held by the Member, as of the record date (and a proportionate fractional vote in the case of a fractional Unit). The Board or, to the extent applicable, the Adviser, shall establish a record date not less than 10 nor more than 90 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member entitled to vote at the meeting and the number of votes that each Member will be entitled to cast at the meeting.

(d) A Member may vote at any meeting of Members by a proxy properly given in writing or by Electronic Transmission or by any other means permitted by applicable law by the Member and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member giving the proxy by a later writing or Electronic Transmission or by any other means permitted by applicable law delivered to the Fund at any time prior to exercise of the proxy, or if the Member giving the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing or by Electronic Transmission are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

3.4. Other Activities of Members, Directors and the Adviser.

(a) None of the Directors or officers of the Fund nor the Adviser shall be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement and any other agreement they may have with the Fund.

(b) The Adviser and any Member, officer of the Fund, Director, or Affiliates of any of them, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, Underlying Funds and Co-Investment Vehicles, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. Notwithstanding any duty existing at law or in equity, no Member or the Fund shall have any rights in or to such activities of the Adviser, or any other Member, officer of the Fund, Director, or Affiliates of any of them, or any profits derived therefrom, and the pursuit of such activities, even if competitive with the activities of the Fund, shall not be deemed wrongful or improper. To the fullest extent permitted by law, no such Person shall be liable to the Fund or any Members for breach of any fiduciary, this Agreement, any duty existing at law or in equity or other duty by reason of the fact that such Person takes any such action or pursues or acquires for, or directs an opportunity to another Person or does not communicate such opportunity to the Fund.

3.5. Exculpation.

(a) To the fullest extent permitted by law, the Directors (including for this purpose their executors, heirs, assigns, successors, or other legal representatives), officers of the Fund, the Adviser, including any officer, director, member, partner, principal, employee or agent of the Adviser and each of their Affiliates, and the executors, heirs, assigns, successors or other legal representatives of each of the foregoing, and any Person who controls or is under common control, or otherwise is affiliated, with the Adviser and their executors, heirs, assigns, successors, or other legal representatives, shall not be liable to the Fund or to any of the Members for any loss or damage occasioned by any act or omission in the performance of such Person’s services under this Agreement, for the avoidance of doubt, including, but not limited to, such Person’s service on the board of directors or advisory committee, or any similar body, of a entity in which the Fund invests, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such Person constituting willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Person’s duties hereunder.

(b) To the fullest extent permitted by law, a Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for a Unit, shall not be liable to the Fund, any other Member or any other Person bound by this Agreement unless required by applicable law or otherwise provided in this Agreement.

3.6. Indemnification.

(a) To the fullest extent permitted by law, the Fund shall, subject to Section 3.6(b) and Section 3.6(c)hereof, indemnify each Director (including for this purpose their executors, heirs, assigns, successors, or other legal representatives), each officer of the Fund, the Adviser, each officer, director, member, partner, principal, employee or agent of the Adviser, and each of their respective Affiliates, and the executors, heirs, assigns, successors or other legal representatives of each of the foregoing, and any Person who controls or is under common control, or otherwise is affiliated, with the Adviser and their executors, heirs, assigns, successors, or other legal representatives (each, an “indemnitee”) against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director, an officer of the Fund, the Adviser, or any officer, director, member, partner, principal, employee or agent of the Adviser or any of their respective affiliates, or the past or present performance of services to the Fund by such indemnitee (for the avoidance of doubt, including, but not limited to, such indemnitee’s service on the board of directors or advisory committee, or any similar body, of a entity in which the Fund invests) except to the extent such loss, claim, damage, liability, cost, or expense shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation, or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s duties hereunder. The rights of indemnification provided under this Section 3.6 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.6 to the fullest extent permitted by law.

(b) To the fullest extent permitted by law, expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation, or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.6(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee’s failure to fulfill his or its undertaking, or (iii) a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation, or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s duties hereunder, indemnification shall be provided pursuant to Section 3.6(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Directors (excluding any Director who is seeking indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, or (ii) the Board secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.

(d) Any indemnification or advancement of expenses made pursuant to this Section 3.6 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a non-appealable decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s duties hereunder. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.6, it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.6 the Fund shall be entitled to recover such expenses upon a final non-appealable adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.6. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.6, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.6 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.6 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member nor the Adviser shall be personally liable with respect to any such claim for indemnification or advancement of expenses, except to the extent provided in Section 2.10 hereof.

(f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any Person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.6 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any officer of the Fund, a Director, the Adviser or other Person.

3.7. Fees, Expenses and Reimbursement.

(a) The Board may cause the Fund to compensate each Director for his or her services hereunder. In addition, the Fund shall reimburse the Directors for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(b) The Fund shall bear all expenses incurred in the business of the Fund, as well as any taxes thereon, other than those specifically required to be borne by the Adviser pursuant to the Investment Management Agreement. Expenses to be borne by the Fund (and, thus, indirectly by Members) include, but are not limited to, the following:

(1) all expenses related to its investment program, including, but not limited to: (i) expenses borne through the Fund’s investments in the Underlying Funds and Co-Investment Vehicles, including, without limitation, any fees and expenses charged by the Underlying Fund and Co-Investment Vehicle managers among which the Fund deploys some or all of its assets (such as management fees, performance, carried interests, or incentive fees or allocations, monitoring fees, property management fees, and redemption or withdrawal fees); (ii) all costs and expenses directly related to portfolio transactions and positions for the Fund’s account, such as direct and indirect expenses associated with the Fund’s investments in Underlying Funds and Co-Investment Vehicles (whether or not consummated), and enforcing the Fund’s rights in respect of such investments; (iii) transfer taxes and premiums; (iv) all taxes withheld, including but not limited to taxes withheld on non-U.S. dividends or other non-U.S. source income; (v) professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts); (vi) if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees; (vii) out-of-pocket expenses incurred by the Adviser or any of its personnel for travel, meals, accommodations, or lodging in relation to the Fund and its Investments (including, but not limited to, any travel in connection with any such person’s role as a member of any committee of an Underlying Fund); (viii) all expenses incurred by the Adviser or any of its personnel relating to events, entertainment, or industry conferences in relation to the Fund and its activities, Investments or prospective Investments; (ix) all costs and expenses associated with creating, forming, developing, structuring, operating and winding-up direct or indirect administrative and other investment structures (including, for the avoidance doubt, any intermediate vehicles or wholly-owned subsidiaries of the Fund) formed for, or utilized by, the Fund to conduct any aspect of the Fund’s investment activities;

(2) all expenses of computing the Fund’s net asset value, including any equipment or services obtained for the purpose of valuing the Fund’s investment portfolio, including appraisal and valuation services provided by third parties;

(3) the management fee paid by the Fund to the Adviser in consideration of the advisory and other services provided by the Adviser to the Fund;

(4) any distribution and/or service fees to be paid pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act and any sub-transfer agency, sub-accounting or other investor servicing fees or expenses;

(5) all costs and expenses (including costs and expenses associated with the organization and initial registration of the Fund) associated with the operation and registration of the Fund, including, without limitation, all costs and expenses associated with the repurchase offers, offering costs, and the costs of compliance with any applicable Federal or state laws;

(6) distributor costs;

(7) fees and expenses of the Directors not also serving in an executive officer capacity for the Fund or the Adviser and the fees and expenses of independent counsel thereto, and all costs and expenses of holding any meetings of the Board or Members that are regularly scheduled, permitted, or required to be held under the terms of this Agreement, the 1940 Act, or other applicable law, including any costs or expenses for travel, meals, accommodations, or lodging incurred by any meeting attendees in connection with such meetings;

(8) the compensation of the Fund’s Chief Compliance Officer and any costs associated with the monitoring, testing and revision of the Fund’s compliance policies and procedures required by Rule 38a-1 under the 1940 Act;

(9) the fees and disbursements of any attorneys, accountants, independent registered public accounting firms, and other consultants and professionals engaged on behalf of the Fund and the Independent Directors;

(10) the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund or the Directors or the officers of the Fund;

(11) all recordkeeping, custody, transfer agency, registration and similar fees and expenses incurred by the Fund and all brokerage and finders’ fees and commissions and discounts incurred by the Fund in connection with the Fund’s operations, activities, investments or business;

(12) costs incurred in connection with tax filings, tax reporting or other investor reporting and preparing, printing and distributing reports and other communications, including repurchase offer correspondence or similar materials, to Members and potential investors, including information technology costs related thereto;

(13) all charges for equipment or services used for communications between the Fund and any custodian, administrator, sub-administrator, transfer agent or other agent engaged by the Fund and any charges, expenses or fees, including subscription or licensing fees, for software, electronic solutions or online platforms or services used by the Fund or its service providers in connection with Fund operations;

(14) fees of custodians, other service providers to the Fund, including transfer agents and depositaries (including The Depository Trust & Clearing Corporation and National Securities Clearing Corporation), and other Persons providing administrative services to the Fund;

(15) all taxes, statutory fees or other governmental, administrative, legal, regulatory or other similar charges, if any, levied against or in respect of or in relation to the Fund or on its income or assets or in connection with its business or operations, including relating to compliance with any law, and compliance with any Fund-related agreements and agreements with investors;

(16) any actual or potential audit, enquiry, assessment, examination, investigation or other proceeding by any taxing authority or incurred in connection with any governmental inquiry, investigation or proceeding, in each case, involving or otherwise applicable to the Fund, including the amount of any judgments, settlement, remediation, fines, interest, late interest and/or penalties paid in connection therewith and including advancement of any such amounts;

(17) all borrowings related payments, including interest and fees incurred in connection with the negotiation and establishment of credit facilities, credit support, guarantees, swap or other relevant arrangements with respect to such borrowings or related to securing the same by mortgage, pledge, or other encumbrance, if applicable, or relating to hedging activities;

(18) any actual or potential litigation, claim, mediation, arbitration or other disputes (including expenses incurred in connection with the investigation, prosecution, defense, judgment, award or settlement of litigation and the appointment of any agents for service of process) and other extraordinary expenses;

(19) indemnification or contribution obligations under the Fund’s organizational documents, including advanced payment of any such fees, costs or expenses to persons entitled to such indemnification, or other matters that are the subject of indemnification or contribution pursuant to the Fund’s organizational documents;

(20) any activities with respect to protecting the confidential or non-public nature of any information or data, including confidential information;

(21) costs incurred in connection with holding and/or soliciting proxies for a meeting of investors of the Fund;

(22) expenses associated with the performance of any anti-money laundering and/or ‘know-your-customer’ checks reasonably required in connection with the evaluation and screening of an actual or potential transaction, and/or the admission of a prospective Member into the Fund;

(23) expenses associated with any transfer of Units from a Member to any prospective Member, the admission of a substitute Member, or the permitted withdrawal or resignation of a Member, including but not limited to, any valuation, tax or legal expenses;

(24) expenses associated with drafting, filing or transmitting any amendments, restatements, waivers, consents, approvals, or other modifications to agreements, organizational documents, offering documents, or other documents of the Fund or any of its intermediate vehicles or wholly-owned subsidiaries;

(25) expenses associated with terminating, extending, winding up, liquidating, and/or dissolving the Fund or any of its intermediate vehicles or wholly-owned subsidiaries;

(26) all other expenses incurred by the Fund in connection with the operation and administration of the Fund’s business;

(27) such other types of expenses as may be approved from time to time by the Board.

Except as set forth in the Investment Management Agreement, the Adviser shall be entitled to reimbursement from the Fund for any of the above expenses that the Adviser pays on behalf of the Fund.

(c) The Fund from time to time, alone or in conjunction with other accounts for which the Adviser, or any Affiliate of the Adviser, acts as general partner, managing member or investment adviser, may purchase Insurance in such amounts, from such insurers and on such terms as the Board shall determine.

3.8. Liabilities and Duties.

To the fullest extent permitted by applicable law, the Members agree that the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Member, officer of the Fund, a Director or other Person otherwise existing at law or in equity, replace such other duties and liabilities of such Member, officer of the Fund, Director or other Person. Any exculpation or indemnification standards contained herein shall not restore or create, whether in contract or otherwise, any duties or liabilities of a Person otherwise restricted or eliminated by this Agreement.

ARTICLE IV

TERMINATION OF STATUS OR REMOVAL OF ADVISER;

TRANSFERS AND REPURCHASES

4.1. Termination of Status of the Adviser.

The status of the Adviser as Adviser shall terminate if the Investment Management Agreement with the Adviser terminates and the Fund does not enter into a new Investment Management Agreement with such Person, effective as of the date of such termination.

4.2. Transfer of Units.

(a) Units may be Transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency or dissolution of such Member or (ii) with the written consent of the Board or the Adviser (which may be withheld in each of its sole and absolute discretion).

(b) If any transferee does not meet any investor eligibility requirements established by the Fund from time to time, the Transfer would result in violation of any applicable law or regulation, or if neither the Board nor the Adviser consent to a Transfer, the Fund reserves the right to repurchase the transferred Units from the Member’s successor pursuant to Section 4.3.

(c) Any transferee that acquires Units by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution or adjudication of incompetency of a Member or otherwise, shall be entitled to the right to tender such Units for repurchase by the Fund in connection with an offer to purchase such Units made by the Fund (provided that the Fund need not make any such offer) and shall be entitled to receive any distributions paid by the Fund with respect to such Units, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member. In no event, however, will any transferee or assignee be admitted as a Member without the consent of the Board or the Adviser (or a delegate of either of them), which may be withheld in each of its (or each delegate’s) sole and absolute discretion. The admission to the Fund of any transferee or successor as a substituted Member shall be effective upon such consent and the execution and delivery by, or on behalf of, such substituted Member of either a counterpart of this Agreement or an instrument that constitutes the execution and delivery of this Agreement, without the consent of any other Person.

(d) To the fullest extent permitted by law, any pledge, transfer, or assignment of Units, or encumbrance of any kind upon Units, not made in accordance with this Section 4.2 shall be void and not enforceable against the Fund or the Adviser.

(e) Each transferring Member and transferee agrees to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Fund or the Adviser in connection with such Transfer (whether or not consummated). Upon the Transfer to another Person or Persons of a Member’s Units, such transferring Member shall cease to be a member of the Fund with respect to such Units (or, if a Member Transfers all of its Units, such transferring Member shall cease to be a member of the Fund). Unless prohibited by applicable law (and then only to the extent so prohibited) each transferring Member shall indemnify and hold harmless the Fund, the Adviser, the Directors, the officers of the Fund, each other Member, and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such Persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.2 and (ii) any misrepresentation by such Member (or such Member’s transferee) in connection with any such Transfer.

4.3. Repurchase of Units.

(a) Except as otherwise provided in this Agreement, no Member or other Person holding any Units shall have the right to withdraw or tender to the Fund for repurchase of any such Units. The Board may from time to time, and in its complete and exclusive discretion and on such terms and conditions as it may determine, cause the Fund to offer to repurchase Units from Members, including the Adviser or any Affiliates thereof, pursuant to written tenders. In determining whether to cause the Fund to offer to repurchase Units from Members pursuant to written tenders, the Board shall consider the following factors, among others:

(1) whether any Members have requested to tender Units to the Fund;

(2) the liquidity of the Fund’s assets (including fees and costs associated with disposing the Fund’s interest in, redeeming or otherwise withdrawing from, any Underlying Funds or Co-Investment Vehicles);

(3) the investment plans and working capital and reserve requirements of the Fund;

(4) the relative economies of scale of the tenders with respect to the size of the Fund;

(5) the history of the Fund in repurchasing Units, including the results of prior repurchase offers;

(6) the availability of information as to the value of the Fund’s investments in Underlying Funds and Co-Investment Vehicles;

(7) the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;

(8) any anticipated tax consequences to the Fund of any proposed repurchases of Units; and

(9) the recommendations of the Adviser.

The Board shall cause the Fund to repurchase Units pursuant to written tenders only on terms fair to the Fund and to all Members and Persons holding Units acquired from Members, as applicable.

(b) The Board may cause the Fund to repurchase all or any portion of the Units of a Member or any Person acquiring any Units from or through a Member if the Board determines or has reason to believe that:

(1) such Units have been transferred in violation of Section 4.2 hereof, or such Units have vested in any Person by operation of law (i.e., the result of the death, bankruptcy, insolvency, adjudicated incompetence, or dissolution of the Member);

(2) if any transferee does not meet any investor eligibility requirements established by the Fund from time to time;

(3) ownership of such Units by a Member or other Person is likely to cause the Fund to be in violation of, require registration of any Units under, or subject the Fund to additional registration or regulation under, the securities, commodities, or other laws of the United States or any other relevant jurisdiction;

(4) continued ownership of such Units by a Member may be harmful or injurious to the business or reputation of the Fund, the Adviser or any of its affiliates, or may subject the Fund or any Member to an undue risk of adverse tax or other fiscal or regulatory consequences;

(5) any of the representations and warranties made by a Member or other Person in connection with the acquisition of Units was not true when made or has ceased to be true;

(6) with respect to a Member subject to special laws or regulations, the Member is likely to be subject to additional regulatory or compliance requirements under these special laws or regulations by virtue of continuing to hold any Units;

(7) the investment balance of the Member falls below the amount the Board determines from time to time to be a minimum investment in the Fund or rises above the amount the Board determines from time to time to be a maximum investment in the Fund; or

(8) it would be in the interests of the Fund, as determined by the Board, for the Fund to repurchase such Units.

(c) Repurchases of Units by the Fund shall be subject to any and all conditions as the Board may impose and shall be effective as of a date set by the Board after receipt by the Fund of all eligible written tenders of Units as of a date set by the Board. The amount due to any Member whose Units are repurchased shall be equal to the net asset value of such Member’s Units repurchased as applicable as of the effective date of repurchase, subject to any applicable early repurchase fee, and subject to subsequent adjustment, in the discretion of the Adviser, in the event that additional relevant information becomes available following the Fund’s annual audit.

(d) Subject to applicable federal law, including the 1940 Act, and except as otherwise determined by the Directors, upon redemption or repurchase, Units shall no longer be deemed outstanding or carry any voting rights irrespective of whether a record date for any matter on which such Units were entitled to vote had been set on a date prior to the date on which such Units were redeemed or repurchased. In making a determination as to whether redeemed or repurchased Units shall be deemed outstanding and carry any voting rights with respect to any matter on which such Units were entitled to vote prior to redemption or repurchase, subject to applicable federal law including the 1940 Act, the Directors may, among other things, determine that Units redeemed or repurchased either before or after a date specified by the Directors between the record date for such matter and the meeting date for such matter shall be deemed outstanding and retain voting rights, which determination may be made for any reason including that it would not be reasonably practicable to obtain a quorum if all of the Units redeemed or repurchased after the record date for such matter and before the voting date no longer were deemed outstanding and earned any voting rights.

ARTICLE V

UNITS

5.1. Units.

(a) The limited liability company interests in the Fund shall be divided into such transferable (in accordance with this Agreement) Units of one or more separate and distinct Classes of Units as the Board, in its sole discretion and without Member approval, from time to time create and establish. The Board shall have full power and authority, in its sole discretion, and without obtaining any prior authorization or vote of the Members of any Class or any other Person (i) to create, establish and designate, and to change in any manner, any initial Class or additional Classes, and to fix such preferences, voting powers, rights and privileges of such Classes, which may be superior and/or senior to the preferences, voting powers, rights and privileges of any existing Class, as the Board may from time to time determine; (ii) to divide or combine the Units or any Classes into a greater or lesser number, provided that such division or combination does not change the proportionate beneficial interest in the assets of the Fund of any Member or other holder of Units or in any way affect the rights of Units; (iii) to classify or reclassify any unissued Units or any Units previously issued and reacquired of any Class into one or more Classes that may be established and designated from time to time; and (iv) to take such other action with respect to the Units as the Board may deem desirable. Except as provided herein, each Unit of a particular Class shall represent an equal proportionate interest in the assets of the Fund (subject to the liabilities of the Fund), and each Unit of a particular Class shall be equal with respect to net asset value per Unit of that Class as against each other Unit of that Class. The rights attaching to all Units of a particular Class shall be identical as to right of repurchase by the Fund and distributions (whether or not upon dissolution), and voting rights. Unless another time is specified by the Board, the establishment and designation of any Class shall be effective upon the adoption of a resolution by the Board setting forth such establishment and designation and the preferences, powers, rights and privileges of the Units of such Class (a “Class Designation”), whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative rights and preferences of such Class including, without limitation, any registration statement of the Fund, or as otherwise provided in such resolution. Each such Class Designation shall be deemed to form part of this Agreement;

(b) The number of the Fund’s authorized Units of each Class and the number of Units that may be issued is unlimited, and, subject to Section 2.7 hereof and Section 5.1(k) hereof, the Board may issue Units of each Class for such consideration and on such terms as they may determine (or for no consideration if issued in connection with a distribution of Units or a split of Units), or may reduce the number of issued Units in proportion to the relative net asset value of the Units then outstanding, all without action or approval of the Members. All Units when so issued on the terms determined by the Board shall be fully paid and non-assessable;

(c) All references to Units in this Agreement shall be deemed to be Units of any or all Classes as the context may require. All provisions herein relating to the Fund shall apply equally to each Class of the Fund except as the context otherwise requires;

(d) Any Director, officer or other agent of the Fund (including, without limitation, the Adviser), and any organization in which any such Person is interested may acquire, own, and dispose of Units of the Fund to the same extent as if such Person were not a Director, officer or other agent of the Fund; and the Fund may issue and sell or cause to be issued and sold and may purchase Units from any such Person or any such organization subject only to the limitations, restrictions or other provisions applicable to the sale or purchase of Units generally;

(e) Units shall not be represented by certificates, but only by notation on the Unit records of the Fund, as kept by the Fund or by any transfer or similar agent, as the case may be. The Unit records of the Fund, whether maintained by the Fund or any transfer or similar agent, as the case may be, shall be conclusive as to who are the holders of each Class of Units and as to the number of Units of each Class held from time to time by each such Person;

(f) All consideration received by the Fund for the issue or sale of Units, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the Fund generally and not to the account of any particular Member or holder of Units, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Fund;

(g) The liabilities, expenses, costs, charges and reserves attributable to the Fund shall be charged and allocated to the assets belonging to the Fund generally and not to the account of any particular Member or holder of Units and shall be so recorded upon the books of account of the Fund;

(h) Distributions on Units may be paid to the Members or holders of Units, with such frequency as the Board may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board may determine, from such of the income, capital gains accrued or realized, and capital and surplus, after providing for actual and accrued liabilities of the Fund and for any reasonable reserves as determined by the Board in its sole discretion. All distributions on Units shall be distributed pro rata to the Members or other holders of Units of a Class in proportion to the net asset value of Units of such Class held by such Persons at the date and time of record established for the payment of such distributions, except that in connection with any distribution program or procedure the Board may determine that no distribution shall be payable on Units as to which the Member’s purchase order and/or payment have not been received by the time or times established by the Board under such program or procedure. Distributions on Units may be made in cash or Units or a combination thereof as determined by the Board or pursuant to any program that the Board may have in effect at the time for the election by each Member or other holder of Units of the mode of the making of such distribution to that Person. Any distribution paid in Units of a Class will be paid at the net asset value thereof of such Class as determined in accordance with Section 7.2 hereof. Notwithstanding anything in this Agreement to the contrary, subject to the Delaware Act, the Board may at any time declare and distribute Units of a Class or other property pro rata among the Members or other holders of Units of such Class at the date and time of record established for the payment of such distributions;

(i) Notwithstanding anything to the contrary contained herein, none of the Directors or the Members, nor any other Person on behalf of the Fund, shall make a distribution to the Members on account of their interest in the Fund if such distribution would violate Section 18-607 or Section 18-804 of the Delaware Act or any other applicable law;

(j) Units shall be transferable only in accordance with Section 4.2 hereof;

(k) The Board, subject to Section 2.7 hereof, may accept investments in the Fund by way of Unit purchase, from such Persons, on such terms (including minimum purchase amounts) and for such consideration, not inconsistent with the provisions of the 1940 Act, as they from time to time authorize or determine. Such investments may be in the form of cash, Securities or other property in which the Fund is authorized to invest, hold or own, valued as provided in Section 7.2 hereof. The Board may authorize any distributor, principal underwriter, custodian, transfer agent or other Person to accept orders for the purchase or sale of Units that conform to such authorized terms and to reject any purchase or sale orders for Units whether or not conforming to such authorized terms;

(l) Units may be issued as fractions thereof. Any fractional Unit, if outstanding, shall carry proportionately all the rights and obligations of a whole Unit, including those rights and obligations with respect to voting, receipt of distributions, redemption of Units, and liquidation of the Fund. Fractions of Units shall be calculated to three decimal points.

ARTICLE VI

DISSOLUTION AND LIQUIDATION

6.1. Dissolution.

(a) The Fund shall be dissolved at any time there are no Members, unless the Fund is continued in accordance with the Delaware Act, or upon the occurrence of any of the following events:

(1) upon the affirmative vote to dissolve the Fund by the Board;

(2) upon the determination of the Members not to continue the business of the Fund at a meeting called by the Adviser in accordance with Section 2.6(b) hereof when no Director remains to continue the business of the Fund or if one or more Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity;

(3) at the election of the Adviser to dissolve the Fund; or

(4) the entry of a decree of judicial dissolution of the Fund under Section 18-802 of the Delaware Act.

Except as provided above, Members shall not have the authority, by vote or otherwise, to dissolve or cause the dissolution of the Fund. Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof, the winding up of the Fund has been completed and the Certificate has been canceled in accordance with the Delaware Act.

6.2. Liquidation of Assets.

(a) Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board, acting directly or through a liquidator it selects, shall wind up, in an orderly manner, the business and administrative affairs of the Fund, except that if the Board is unable to perform this function, a liquidating trustee elected by Members holding a majority of the total number of Units of all Members shall wind up, in an orderly manner, the business and administrative affairs of the Fund. The proceeds from liquidation and all other assets of the Fund shall, subject to the Delaware Act, be distributed in the following manner:

(1) payments in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Fund’s assets to the Members has been completed, shall first be paid on a pro rata basis;

(2) such debts and liabilities as are owing to current or former Members as a result of having previously tendered their Units to the Fund for repurchase shall be paid next in their order of seniority and on a pro rata basis;

(3) such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and

(4) the Members shall be paid next, on a pro rata basis, in proportion to the net asset value of Units held by such Person.

(b) Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) above, upon dissolution of the Fund, the Board or other liquidating trustee may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made, the assets distributed in kind shall be valued pursuant to Section 7.2 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above.

ARTICLE VII

ACCOUNTING, VALUATIONS AND WITHHOLDING

7.1. Accounting and Reports.

(a) The Fund shall adopt for tax accounting purposes any accounting method which the Board shall decide in its sole discretion is in the best interests of the Fund. The Fund’s accounts shall be maintained in U.S. currency.

(b) Except as required by the 1940 Act, no Member shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Member or former Member or about the affairs of the Fund. To the fullest extent permitted by Section 18-305(g) of the Delaware Act, each Member agrees that its right to receive information from the Fund with respect to its interest in the Fund is restricted to only those rights to information set forth in this Agreement. No act of the Fund, the Adviser or any other Person that results in a Member being furnished any such information shall confer on such Member or any other Member the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Fund’s ability to enforce the limitations set forth in the first sentence of this Section 7.1(b).

7.2. Valuation of Assets.

(a) Except as may be required by the 1940 Act, the Board shall value or have valued any Securities or other assets and liabilities of the Fund (other than assets invested in Underlying Funds or Co-Investment Vehicles) as of the close of business on the last day of each Fiscal Period or more frequently, in the discretion of the Board, in accordance with such valuation procedures as shall be established from time to time by the Board. Assets of the Fund invested in Underlying Funds or Co-Investment Vehicles shall be valued at fair value in accordance with procedures adopted by the Board. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund’s accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

(b) The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 7.2 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

(c) The net asset value of each outstanding Unit of any Class shall be the quotient obtained by dividing (a) the value of the assets belonging to that Class less the liabilities belonging to such Class by (b) the total number of Units of that Class outstanding, all determined in accordance with the methods and procedures, including without limitation those with respect to rounding, established by the Directors from time to time.

7.3. Withholding.

(a) The Fund may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes from any distribution to any Member to the extent required by the Code or any other applicable law.

(b) For purposes of this Agreement, any taxes so withheld or paid over by the Fund with respect to any amount distributed by the Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement.

(c) The Fund shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Fund with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents and shall update such information and forms in the event of any material changes thereto, to the extent necessary to ensure that such information and forms are true and accurate. Unless prohibited by applicable law (and then only to the extent so prohibited), each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate (both at the time of furnishing such information and on an ongoing basis thereafter) and agrees to indemnify the Fund, each of the Members and each indemnitee (as defined in Section 3.6(a)) to the same extent that an indemnitee would be entitled to indemnification by the Fund pursuant to Section 3.6(a) for any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1. Amendment of Limited Liability Company Agreement.

(a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the approval of (i) the Board (including the vote of a majority of the Independent Directors, if required by the 1940 Act); and (ii) if required by the 1940 Act, the approval of the Members by such vote as is required by the 1940 Act.

(b) Any amendment that would:

(1) increase the obligation of a Member to make any contribution to the Fund;

(2) reduce the rights attaching to the Units held by any Person as against the rights attaching to the Units held by any other Person, except to the extent specifically contemplated by Section 5.1(a); or

(3) modify the events causing the dissolution of the Fund;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment (except an amendment contemplated in Section 8.1(c)(2) hereof) and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to tender his or her Units for repurchase by the Fund (except as otherwise contemplated in Section 8.1(c) hereof).

(c) By way of example only, the Board, at any time without the consent of the Members may:

(1) restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(2) amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; and

(3) amend this Agreement, taking due consideration of the interests of the Members as a whole to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund maintains its then-current federal income tax treatment.

(d) The Board shall give written notice of any proposed amendment to this Agreement that requires the consent of Members pursuant to this Section 8.1 to each Member, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

(e) Notwithstanding anything in this Agreement, the By-Laws may be amended in accordance with their terms.

8.2. Special Power of Attorney.

(a) Each Member hereby irrevocably makes, constitutes and appoints the Adviser and each of the Directors, acting severally, and any liquidating trustee of the Fund’s assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1) any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(2) any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act; and

(3) all other such instruments, documents and certificates which from time to time may be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

(b) Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member’s consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection which such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c) Pursuant to Section 18-204(c) of the Delaware Act, this power-of-attorney is a power-of-attorney and is irrevocable and is coupled with an interest sufficient in law to support an irrevocable power in favor of the Adviser and each of the Directors, acting severally, and any liquidating trustee, appointed pursuant to Section 6.2 hereof, and as such:

(1) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death, disability, incapacity, dissolution, termination of existence or bankruptcy of, or any other event concerning, any party granting this power-of-attorney, regardless of whether the Fund, the Board or any liquidating trustee shall have had notice thereof; and

(2) shall survive the delivery of a Transfer by a Member of all of its Units, except that where the transferee thereof has been admitted to the Fund as a substituted Member in accordance with this Agreement, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board or the Adviser or any liquidating trustee to execute, acknowledge and file any instrument necessary to effect such substitution.

8.3. Notices.

Notices which may be or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, telecopier or by Electronic Transmission, including e-mail, or, if to the Fund, by registered or certified mail, return receipt requested, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of notice given to any Member, and to each of the Members in the case of notice given to the Fund). Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, Electronic Transmission (including e-mail), commercial courier service, telex or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

8.4. Agreement Binding Upon Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof which is not made pursuant to the terms of this Agreement shall be void to the fullest extent permitted by law.

8.5. Applicability of 1940 Act and Form N-2.

The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the 1940 Act and the Form N-2 which affect numerous aspects of the conduct of the Fund’s business and of the rights, privileges and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

8.6. Choice of Law; Derivative and Direct Claims.

(a) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be governed by and construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State.

(b) As used in this Agreement, a “direct” Member claim shall refer to (i) a claim based upon alleged violations of a Member’s individual rights independent of any harm to the Fund, including a Member’s voting rights under this Agreement, rights to receive a distribution from the Fund as may be declared from time to time, rights to inspect books and records of the Fund, or other similar rights personal to the Member and independent of any harm to the Fund; and (ii) a claim for which a direct Member action is expressly provided under the U.S. federal securities laws. Any other claim asserted by a Member, including without limitation any claims purporting to be brought on behalf of the Fund or involving any alleged harm to the Fund, shall be considered a “derivative” claim as used in this Agreement.

(c) To the fullest extent permitted by law, no Member may bring a derivative action on behalf of the Fund unless the following conditions are met:

(1) The Member or Members must make a pre-suit demand upon the Directors to bring the subject action unless an effort to cause the Directors to bring such an action is not likely to succeed. For purposes of this Section 8.6(c), a demand on the Directors shall only be deemed not likely to succeed and therefore excused if a majority of the Board, or a majority of any committee established to consider the merits of such action, is not composed of Independent Directors;

(2) Unless a demand is not required under paragraph (1) of this Section 8.6(c), Members eligible to bring such derivative action under the Delaware Act who hold at least 10% of the outstanding Units, or 10% of the outstanding Units of the Class to which such action relates, shall join in the request for the Directors to commence such action; and

(3) Unless a demand is not required under paragraph (1) of this Section 8.6(c), the Directors must be afforded a reasonable amount of time to consider such Member request and to investigate the basis of such claim. The Directors shall be entitled to retain counsel or other advisers in considering the merits of the request and shall require an undertaking by the Members making such request to reimburse the Fund for the expense of any such advisers in the event that the Directors determine not to bring such action. For purposes of this Section 8.6, the Board may designate a committee of one Director to consider a Member demand if necessary to create a committee with a majority of Independent Directors.

In its sole discretion, the Board may submit the matter to a vote of Members of the Fund or any Class, as appropriate. Any decision by the Directors to bring, maintain or settle (or not to bring, maintain or settle) such proceeding, or to vindicate (or not vindicate) any claim on behalf or for the benefit of the Fund, or to submit the matter to a vote of Members, shall be made by a majority of the Independent Directors in their sole business judgment and shall be binding upon the Members, and no suit, proceeding or other action shall be commenced or maintained after a decision to reject a demand.

(4) If demand is not required under paragraph (1) of this Section 8.6(c), only Members eligible to bring such derivative action under the Delaware Act who hold at least 10% of the outstanding Units, or 10% of the outstanding Units of the Class to which such action relates, may bring a derivative action on behalf of the Fund.

This Section 8.6(c) does not apply to claims arising under the federal securities laws.

(d) To the fullest extent permitted by law, no Member shall have the right to bring or maintain a direct action or claim for monetary damages against the Fund or the Directors predicated upon an express or implied right of action under this Agreement, nor shall any single Member, who is similarly situated to one or more other Members with respect to an alleged injury, have the right to bring such an action, unless the class of Members or single Member has obtained authorization from a majority of the Independent Directors to bring the action. To the fullest extent permitted by law, the requirement of authorization shall not be excused under any circumstances, including claims of alleged interest on the part of the Directors. A request for authorization shall be mailed to the Secretary of the Fund at the Fund’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the class of Members or single Member to support the allegations made in the request. The Board shall consider such request within 90 days after its receipt by the Fund. In its sole discretion, the Board may submit the matter to a vote of Members. To the fullest extent permitted by law, any decision by a majority of the Independent Directors to settle or to authorize (or not to settle or to authorize) such court action, proceeding or claim, or to submit the matter to a vote of Members, shall be binding upon the class of Members or single Member seeking authorization. This Section 8.6(d) does not apply to claims arising under the federal securities laws.

8.7. Not for Benefit of Creditors.

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, the Adviser, officers of the Fund, Directors, and the Fund. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement (except as provided in Section 3.6).

8.8. Consents.

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

8.9. Merger and Consolidation.

Notwithstanding any other provision of this Agreement or the Delaware Act, the Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved by the Board, without the consent of any Member or Person being required. In addition, the Board may, without the consent of any Member or Person being required, approve any of the transactions contemplated by Sections 18-213 (transfer or continuance of domestic limited liability companies), 18-216 (approval of conversion of a limited liability company) and 18-217 (division of a limited liability company) of the Delaware Act.

8.10. Pronouns.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons, firm or corporation may require in the context thereof.

8.11. Confidentiality.

(a) Each Member covenants that, except as strictly required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other Person any information (including written, oral or electronic communications) provided to such Member relating to the Fund, the Adviser, or any Investment or any potential Investment or any other matter that is of a confidential or non-public nature, including but not limited to, the name or address (whether business, residence or mailing) of any Member that is not otherwise publicly available (collectively, “Confidential Information”) without the prior written consent of the Board, which consent may be withheld in its sole discretion, it being understood and agreed that the foregoing provision is not applicable to the Fund. That portion of information contained in any notes, analyses, compilations, studies, interpretations, memoranda and other documents prepared by a Member or any of its representatives which contain Confidential Information, or which are in any way derivative of Confidential Information, shall also be deemed to be Confidential Information.

(b) Each Member recognizes that in the event that this Section 8.11 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members also shall have the right to seek equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.

(c) Notwithstanding anything to the contrary in this Agreement, the Fund, the Board and the Adviser shall each have the right to keep confidential from any or all Members for such period of time as it deems reasonable any information which the Board or the Adviser reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board or the Adviser in good faith believes is not in the best interest of the Fund or could damage the Fund or its business, where a Member has a conflict of interest with respect to which such information is relevant, or which the Fund or the Adviser is required by law or by agreement with a third party to keep confidential.

8.12. Certification of Tax Status.

Unless such certification is not deemed necessary by the Adviser, each Member or transferee of Units from a Member that is admitted to the Fund in accordance with this Agreement shall certify upon admission to the Fund whether he or she is a “United States Person” within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, as well as such other tax matters as deemed necessary or appropriate by the Fund, Adviser, or Board, and shall notify the Fund within 30 days of any change in such Member’s status; each Member or transferee of Units from a Member that is admitted to the Fund in accordance with this Agreement shall, from time to time, provide such tax certification, documentation, waivers, representations or information as requested by the Fund, Adviser, or Board. Any Member who shall fail to provide such certification when requested to do so by the Board may be treated as a non-United States Person for purposes of U.S. Federal tax withholding.

8.13. Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

8.14. Filing of Returns.

The Board or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, a Federal income tax return and any required state and local income tax and information returns for each tax year of the Fund in which it is required to file a tax return in compliance with Section 6012 of the Code and any applicable state or local income tax law.

8.15. Tax Election.

Any officer, Director, or Member (at the request of the Board) is hereby authorized to make any election and to take any necessary or appropriate action in connection therewith to cause the Fund to be classified as an association taxable as a corporation for U.S. Federal tax purposes.

8.16. Entire Agreement.

This Agreement (including the Schedule attached hereto, any Class Designation and the By-Laws, each of which is incorporated herein by reference) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. Notwithstanding Section 8.1 of this Agreement or any other provision of this Agreement, it is hereby acknowledged and agreed that the Fund, without the consent of any Member, may enter into written agreements which have been approved by the Board (“Other Agreements”) with Member(s), executed contemporaneously with the admission of such Member(s) to the Fund, that have the effect of establishing rights under, or altering or supplementing the terms of this Agreement in order to meet certain requirements of such Member(s), including reducing or eliminating the obligation of such Member(s) to make payments under this Agreement under certain circumstances. The parties hereto agree that any terms contained in an Other Agreement with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement or of any application.

8.17. Discretion.

Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, whenever in this Agreement, a Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by law, have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (ii) in its “good faith” or under another express standard, then such Person shall act under such express standard.

8.18. Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

[Signature Page Follows]

EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE CONFIDENTIALITY CLAUSE SET FORTH IN SECTION 8.11.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ORGANIZATIONAL MEMBER:

ARDIAN US LLC

By:	/s/ Vladimir Colas
Name: Vladimir Colas
Title: Executive Vice President

ARDIAN US LLC, as Adviser

By:	/s/ Vladimir Colas
Name: Vladimir Colas
Title: Executive Vice President

The undersigned understands and agrees to the provisions of this Agreement pertaining to the obligations of Directors.

By:	/s/ Michael Ferragamo
Michael Ferragamo
Sole Director

Schedule I

Directors

Michael Ferragamo

Officers

President and Principal Executive Officer: Michael Ferragamo

Treasurer, Principal Financial Officer and Principal Accounting Officer: Michael Ferragamo

Secretary: Michael Ferragamo

Exhibit A

[By-Laws]